As filed with the Securities and Exchange Commission on December 13, 2005

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K/A

Amendment No. 1

CURRENT REPORT

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Date of report (date of earliest event reported):   November 1, 2005

ENERGY EXPLORATION TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Province of Alberta	0–24027	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1400, 505 3rd Street, S.W., Calgary, Alberta, Canada T2P 3E6
(Address of principal executive offices) (Zip Code)

ITEM 3.02 UNREGISTERED SALE OF EQUITY SECURITIES

On September 21, 2005, the Company announced that it had initially closed on $1.35 million of the above-referenced offering. Such statement was made in error and should have been that the Company had received commitments of $1.35 million at that time. The $1.35 million is included in the amount of $1,498,169 closed on November 1, 2005.

On November 7, 2005, Energy Exploration Technologies Inc. (the “Company”) filed a Current Report on Form 8-K regarding the initial closing of Special Note Certificates. Some of the information set forth in that Form 8-K was mistaken and the Company is now filing this Amendment No. 1 to correct the information previously provided and to also update the information due to the fact that offering has now been completed and closed.

On November 1, 2005, the Company closed on the initial sale of Special Note Certificates (the “Notes”) in the face amount of USD $1,498,169. The Notes were sold to twenty-seven (27) private investors. The total amount received by the Company was $1,498,169; The Company will pay commissions totalling $24,000 in connection with the amounts raised as of that date.

On December 8, 2005, the Company closed on the sale of additional Notes, which were sold to an additional fifteen (15) private investors, bringing the total amount sold to $1,975,000. The additional amount sold includes $213,600 worth of pre-existing loans to the Company by the Company’s CEO, Mr. George Liszicasz, and one of the Company’s directors.

The Special Notes allow the holders to acquire a convertible secured debenture (the “Convertible Debentures”) in the principal amount of the Special Notes held by each holder during the period that commenced on the date of the purchase of the Special Note and ending on the earlier of (i) five (5) business days after the day upon the Company’s receipt from the applicable Canadian Provincial securities commissions for a final prospectus to be filed by the Company with respect to the distribution of the Convertible Debentures issuable upon exercise of the Special Notes and (ii) four (4) months and one (1) day from the closing date of the Special Notes.

The Convertible Debentures are convertible into shares of the Company’s common stock by dividing the principal amount of the Convertible Debentures by the lesser of (a) $0.70 or (b) 85% of the lowest price of any common shares or common stock equivalents issued by the Company during the term of the Convertible Debentures in connection with a public or private offering, but specifically excluding warrants or options issued to officers, agents, independent contractors or consultants retained by the Company. The Convertible Debentures have a term of 18 months from the date of issuance, and accrues interest at the rate of 10% per annum. Accrued interest is payable annually in arrears. The Company may elect to pay accrued interest in either cash or in common shares. If paid in Common Shares, the issue price per Common Share is equal to the weighted average market price per Common Share for the 10 days preceding the date when the interest is payable. In the event that any Convertible Debenture is not redeemed or converted in full within six (6) months from closing, the Company is obligated to pay to the holder of such Convertible Debenture 1/12 of the principal amount thereof plus accrued but unpaid interest thereon monthly in arrears starting in the seventh (7th) month from closing. This amount may be paid in cash or in common shares, and, if paid in common shares, the issue price shall be equal to 85% of the average closing bid price of the Company’s common shares for the 10 trading days preceding the applicable payment date. For every US$1.00 invested, the investor receives one special warrant (“Special Warrant”) which shall, upon conversion or deemed conversion, entitle the holder to receive a common share purchase warrant (“Warrant”) at no additional cost. Each Warrant will entitle the holder to purchase one additional common share at an exercise price of US$1.00.

The Special Notes and Special Warrants issued in this financing, if converted, would result in the Company issuing an additional 4,797,257 common shares, which would represent 22.5% of the Company’s current total issued and outstanding common share amount of 21,359,104.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated at Calgary, Alberta, Canada, this 13th day of December 2005.

ENERGY EXPLORATION TECHNOLOGIES INC.

By: /signed/ George Liszicasz

Name:

George Liszicasz

Title

Chief Executive Officer

(principal executive officer)